Exhibit 10.1

Form Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between [Insert] (the “Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of [Insert] (the “Effective Date”).

1. Duties and Scope of Employment

(a) Position. For the term of Executive’s employment under this Agreement (“Employment”), the Executive will serve as the [Senior Vice President], [Insert] (“[SVP]”). The Executive shall report directly to the [Company’s Chief Executive Officer (the “CEO”)]. Executive will render such business and professional services in the performance of Executive’s duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the CEO.

(b) Obligations. The Executive shall have such duties, authority and responsibilities that are commensurate with being the Company’s senior executive officer responsible for [insert area of responsibility]. During the term of Executive’s Employment, the Executive will devote Executive’s full business efforts and time to the Company. For the duration of Executive’s Employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s CEO and/or Audit Committee, as applicable; provided, however, that Executive may, without the approval of the CEO or Audit Committee, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company and do not create a conflict of interest. Executive shall comply at all times with the Company’s Code of Conduct and all other applicable Company policies. Executive shall perform Executive’s duties primarily at the Company’s corporate facility in [insert location].

(c) Effective Date. The Executive shall commence Executive’s full-time Employment as SVP under this Agreement on the Effective Date.

2. Cash and Incentive Compensation.

(a) Salary. As of the Effective Date the Company will pay Executive a base salary at a rate of [Insert] per year, which may be modified from time to time as referenced below (such annual salary, as is then in effect, to be referred to herein as “Base Salary”). The Base Salary shall be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by the Compensation Committee of the Board (the “Committee”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to applicable withholdings).

(b) Incentive Bonuses. Executive will be eligible for an annual target bonus (the “Target Bonus”) equal to [Insert]% of Executive’s Base Salary as of the beginning of the applicable fiscal year or such higher figure that the Committee may select (the “Initial Target Amount”), subject to the terms and conditions of the Corporate Incentive Plan (“CIP”) in effect for each applicable fiscal year.

(c) Terms of Company Compensatory Equity Awards. Executive shall be eligible for grants of options to purchase shares of the Company’s common stock, restricted stock units, performance shares or other Company equity, pursuant to an applicable stockholder approved equity compensation plan or non-stockholder approved inducement plan for new hires (the “Plan”) at times and in such amounts as determined by the Committee (any prior or future compensatory equity grants to Executive shall be collectively referred to herein as “Compensatory Equity”). Initially, the Company will propose to the Board that the Executive be granted, which grants shall be made on the Effective Date:

(i) An award with respect to shares of the Company’s common stock with a grant date fair value equal to [Insert], with the type of award to be restricted stock units, to be granted as of the Effective Date. With respect to the award of restricted stock units, the number of units granted will be equal to [Insert] divided by the average closing price of the Company’s common stock on NASDAQ over the 30-calendar day period ending on the Effective Date (the “Average Price”). This grant will be subject to the terms and conditions of the Plan or inducement shares and the applicable equity grant agreement, and will vest and become exercisable or payable at a rate of 25% of the shares on the first anniversary of the Effective Date and 6.25% quarterly thereafter.

(ii) An award of performance share restricted stock units with a grant date fair value equal to [Insert], to be granted as of the Effective Date. The values of the units to be granted will be determined as of the Effective Date using the Company’s standard valuation model. With respect to the award of restricted stock units, the number of units granted will be equal to [Insert] divided by the average closing price of the Company’s common stock on NASDAQ over the 30-calendar day period ending on the Effective Date (the “Average Price”). This grants will be subject to the terms and conditions of the Plan and the applicable Compensatory Equity agreement, and will vest and become payable over a three year period based upon the total shareholder return (TSR) of the Company relative to the Russell 3000 Index, with 100% of the units vesting at the 55th percentile and a multiplier to 200% of the units vesting at 75th percentile achievement, zero vesting if relative TSR is below the 25th percentile, and vesting scaling based on linear interpolation for achievement between the 25th, 55th and 75th percentile. One third of the restricted stock units granted under this Section 2(c) (ii) shall be tested for vesting on each anniversary from the date of grant.

(iii) All grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (a) issued pursuant to the Plan or rules applicable to inducement equity grants and (b) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended. Accelerated vesting of Compensatory Equity may occur: (x) pursuant to the terms of this Agreement and in addition (y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement.

(iv) Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his Compensatory Equity shares, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1, must be approved in accordance with any Rule 10b5-1 Trading Plan Policy of the Company and comply with the Company’s Insider Trading Policy and related policies in place from time to time.

(v) In the event of a Change in Control, as hereafter defined, Executive’s entitlement to vesting under all awards of Compensatory Equity that vest based on performance shall vest based on the terms of such awards; provided, however, if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the Effective Date, the ending average stock price will be determined as the price per share paid for the Company’s stock in the Change in Control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the Change in Control. For purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed Change in Control, the Company stock price for the initial date of such determination period shall be deemed to be the price of the Company’s stock as of the date of the original performance grant. This calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the Change in Control and those tranches be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to Executive remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under this Agreement as Compensatory Equity that vests solely based on Service.

(d) Service Definition. For purposes of this Agreement and Executive’s Compensatory Equity, “Service” shall mean service by the Executive as an employee and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company) and/or service by the Executive as a member of the Board.

3. Paid Time Off and Employee Benefits. During the term of Executive’s Employment, the Executive shall be entitled to paid time off in accordance with the Company’s standard Paid Time Off Policy. During the term of Executive’s Employment, the Executive shall be eligible to participate in any employee benefit plans or arrangements maintained by the Company on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determinations of any person or committee administering such plan or arrangement.

4. Business Expenses. During the term of Executive’s Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with Executive’s duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. All such payments shall be made by the end of Executive’s next tax year. The amount eligible for reimbursement in one year will not affect the amount eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

5. At-Will Employment. Executive’s employment with the Company will be “at-will” employment and, as such, may be terminated by Executive or the Company at any time with or without cause or notice, for any reason or no reason. Any contrary representations are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

(a) Rights Upon Any Termination. Upon termination of Executive’s Employment for any reason, the Executive shall receive the following payments on the effective date of the termination (the “Termination Date”): (i) all unpaid salary through the Termination Date, (ii) any unreimbursed business expenses and (iii) any other unpaid amounts required to be paid by applicable law.

6.Termination Benefits. If there is an Involuntary Termination (as defined below) of Executive’s Employment, then, subject to the Severance Requirements set forth in Section 8(a) of this Agreement, Executive shall receive the following benefits:

(a) Severance Pay. The Company shall pay the Executive an amount equal to 1.0 times Executive’s then Base Salary, plus 1.0 times Executive’s then Target Amount (collectively in the aggregate, the “Cash Severance”). Such Cash Severance shall be made in a single lump sum cash payment to Executive within ten (10) days following the effective date of the Release.

(b) Health Insurance. Subject to applicable law, and if Executive properly and timely elects to continue coverage under the Company’s group health plan pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) for Executive and any eligible dependents who are covered under the Company’s group health plans at the time of Executive’s termination of Employment, then the Company shall directly to the Company’s group health plan carrier pay Executive’s monthly premium under COBRA until the earliest of (i) twelve (12) months after the Termination Date, (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (iii) the date Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan for any reason. Notwithstanding the foregoing, if the Company determines in its sole discretion that it is advisable for legal reasons, the Company may pay Executive a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in a lump sum payment. Nothing herein is entitled to warranty or guarantee entitlement to COBRA.

(c) Equity Vesting. The Company will accelerate the vesting of all Service-Vesting Awards outstanding and unvested as of the Termination Date that were scheduled under their terms to vest based solely on continued Service during the six-month period following the Date of Termination. “Service-Vesting Awards” means restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) covering Company common stock (as applicable) that vest based solely on continued Service, including performance-based RSUs or performance-based RSAs for which the applicable performance goals were achieved prior to Termination Date, but excluding performance-based RSUs for which the applicable performance goals have not been satisfied as of the Termination Date. Other than the acceleration described in this section, all Compensatory Equity Arrangements will be governed by the terms of such Compensatory Equity Arrangements, provided that if the Involuntary Termination occurs on or after the Company’s execution of a definitive agreement for a transaction that, if consummated, would constitute a Change in Control (the “CIC Signing Date”) and prior to a Change in Control, the Compensatory Equity Awards will remain outstanding (including as to the then-unvested portion thereof), notwithstanding anything to the contrary in the applicable award agreement(s) (other than the expiration date of the award), for the minimum amount of time necessary following such Involuntary Termination (but not more than three (3) months) to permit acceleration upon a Change in Control occurring within three (3) months thereof.

(d) Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and if there is an Involuntary Termination of Executive’s Employment during the period commencing on the later of (i) three (3) months prior to the Change in Control and (ii) the CIC Signing Date for such Change in Control and extending through the date that is 24 months after the Change in Control, then, subject to the Severance Requirements: (1) Executive shall immediately vest in (and the Company’s right to repurchase, if applicable, shall lapse immediately as to all of Executive’s Compensatory Equity that vests solely based on Service, including any Compensatory Equity after giving effect to Section 2(c)(v) above and (2) the duration of the subsidized COBRA coverage in Section 6(b) shall be for 12 months. In addition, Executive’s Compensatory Equity is subject to any additional vesting acceleration set forth in the Company’s Equity Protection Policy in place from time to time, to the extent applicable to Executive, provided there is no duplication of benefits.

(e) Excise Tax. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or other event that constitutes a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder (in either case, a “280G Event” and any such payment or benefit, a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A of the Code that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A of the Code as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.

The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the 280G Event (or such other professional accounting or tax firm chosen by the Company) shall make all determinations required to be made under this section. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the 280G Event, the Company shall appoint an independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in this Agreement or otherwise, the Company may request Executive to consider in good faith submitting any payment or benefit provided for in this Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

(f) Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or (iii) solely with respect to determining the treatment of Compensatory Equity under the terms of this Agreement, the terms of any applicable definition provided by the Plan and the applicable Compensatory Equity agreement. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) Cause Definition. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement, the Proprietary Rights Agreement, any other agreement between Executive and the Company that is not corrected within a 30 day correction period that begins upon delivery to Executive of a written demand from the Company that describes the basis for the Company’s belief that Executive has materially breached any such agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the Board; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; (vii) Executive’s breach of any fiduciary duty to the Company (viii) any material failure by Executive to comply with the Company’s policies, rules and standards of conduct, as they may be in effect from time to time or (ix) Executive’s conviction of, or plea of nolo contendere to, a felony.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s Employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for entitlement to Severance Pay. Executive’s employment is at-will, as referenced above.

(h) Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material diminution of Executive’s duties or responsibilities; (ii) a material diminution in Executive’s Base Salary or Target Amount; (iii) the Company’s material breach of this Agreement; or (iv) the Company requiring Executive to relocate Executive’s primary place of employment to a facility or location that increases Executive’s one-way commute by more than 30 miles from Executive’s principal place of employment as of the Effective Date; provided, however, that Executive will only have Good Reason if (i) they notify the Board in writing of the existence of the condition which they believe constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) Company fails to remedy such condition within thirty (30) days after the date on which the Board receives such notice (the “Remedial Period”), and (iii) Executive’s resignation is effective within thirty (30) days after the expiration of the Remedial Period.

(i) Involuntary Termination Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following that occur without Executive’s prior written consent: (i) termination of Executive’s Employment by the Company without Cause, or (ii) Executive’s resignation of Employment for Good Reason. For the avoidance of doubt, termination of Executive’s Employment by reason of Executive’s death or disability shall not constitute an Involuntary Termination.

7. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Conditions to Receipt of Severance . The receipt of any severance benefits pursuant to Section 6 will be subject to (i) Executive’s continued compliance with Executive’s obligations under this Agreement and the Proprietary Rights Agreement,(ii) Executive signing and not revoking a separation agreement and general release in favor of the Company on a form provided by the Company (the “Release”) and such release becoming effective and (iii) Executive resigning from all positions Executive holds with the Company and any of its subsidiaries or affiliated entities at such time (together the conditions in (i), (ii) and (iii), the “Severance Requirements”) . No severance benefits will be paid or provided until the Release becomes effective. The Release must in all cases be effective by the 60th day following Executive’s termination of Employment (or such earlier date as is provided in the Release) or no severance benefits will be paid or provided under this Agreement. Notwithstanding anything herein to the contrary if the maximum period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, payment and provision of severance benefits under this Agreement shall not be made or commence to be made until the later of the effective date of the Release and the first business day of the subsequent calendar year, regardless of when the release becomes effective.

(d) No Duty to Mitigate. No payments or benefits provided to Executive (except as expressly provided in Section 6(b)) shall be subject to mitigation or offset.

9. Confidential Information and Other Company Policies. Executive acknowledges and agrees that, as a condition of Employment, Executive will enter into and be bound by and comply fully with the Company’s [Employee Invention Assignment and Confidentiality Agreement] (the “Proprietary Rights Agreement”). Executive will also be required to comply with the Company’s rules, standards, and policies, including, without limitation, its insider trading policy and code of conduct.

10. Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this Agreement, provided that such recovery is consistent with such policy and such policy is consistent with this Section 10.

11. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by any applicable indemnification agreement, applicable law and the Company’s bylaws with respect to Executive’s Service (including timely advancing and/or reimbursing costs as incurred by Executive) and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company.

(b) Notice. All notices and other communications required or permitted under the Agreement must be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) 1 business day after deposit with a recognized overnight courier or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at its corporate headquarters and directed to the attention of its General Counsel.

(c) Arbitration. Any controversy relating to Executive’s employment, including, without limitation, any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, or the Proprietary Rights Agreement, shall be subject to binding arbitration, pursuant to the terms and conditions of the Arbitration Agreement set forth as Exhibit A to this Agreement, which Executive agrees to enter into as a condition of this Agreement.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. For the avoidance of doubt, Executive will also be bound by the terms and conditions of the Proprietary Rights Agreement. In the event of any conflict in terms between this Agreement and/or the Plan and/or any agreement executed by and between Executive and the Company, the terms of this Agreement shall prevail and govern.

(f) Legal Fees. Each party shall pay its own legal fees and expenses incurred in connection with the preparation and execution of this Agreement or any effort to enforce its rights under the Agreement; provided, however, that the Company shall reimburse Executive for reasonable legal fees in the event Company seeks to modify the Agreement during its term without the consent of the Executive.

(g) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h) Choice of Law. This Agreement will be governed by the laws of the State of [Insert] without regard to [Insert]’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than [Insert]. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in [Insert] for any lawsuit filed against the Executive by the Company.

(i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j) Code Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 6 hereof, be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its parents, subsidiaries or affiliates be liable to Executive or any other person for any additional tax, interest or penalty that may be imposed on Executive or any other person under, or as a result of, Section 409A or for any damages incurred by Executive or any other person as a result of this Agreement’s (or the payments’ or benefits’ provided hereunder) failure to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):

(i) if at the time Executive’s employment hereunder terminates, Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A;

(ii) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “terminate,” “termination,” “termination of employment,” “resignation” and like terms shall mean separation from service; and

(iii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(k) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

Lattice Semiconductor Corporation

By:	By:
Name: [ ] Title: [ ]	Name: [Insert] Title: Executive

EXHIBIT A

Form Arbitration Agreement (California)

A. Arbitration. In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes with Executive, and Executive’s receipt of compensation and other benefits paid or provided to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes that Executive may have with the Company or any of its subsidiaries or affiliates (including any Company (or any Company subsidiary or affiliate) employee, officer, director, trustee, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from Executive’s employment or relationship with the Company or the termination of Executive’s employment or relationship with the Company, including any breach of this agreement to arbitrate, shall be subject to binding arbitration pursuant to the Federal Arbitration Act (9 U.S.C. sec. 1 et seq.) (the “FAA”). The FAA’s substantive and procedural provisions shall exclusively govern and apply with full force and effect to this arbitration agreement, including its enforcement, and any state court of competent jurisdiction shall stay proceedings pending arbitration or compel arbitration in the same manner as a federal court under the FAA. Executive further agrees that, to the fullest extent permitted by law, Executive may bring any arbitration proceeding only in Executive’s individual capacity, and not as a plaintiff, representative, or class member in any purported class or collective action, lawsuit or proceeding. Executive agrees that any claims Executive may bring pursuant to the Private Attorneys General Act (“PAGA”) on behalf of the Labor and Workforce Development Agency must be arbitrated only in Executive’s individual capacity without any joinder or representation of any California labor code violations that were or could be asserted by or on behalf of any other persons. To the fullest extent permitted by law, Executive agrees to arbitrate any and all common law and/or statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims relating to employment status, compensation (cash, equity, bonus, or otherwise), or classification, and claims of harassment, discrimination, retaliation, wrongful termination, and breach of contract. To the fullest extent permitted by law, Executive also agrees to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability, or validity of this agreement to arbitrate or its requirement that Executive bring any arbitration proceeding only in Executive’s individual capacity. With respect to all such claims and disputes that Executive agrees to arbitrate, Executive hereby expressly agrees to waive, and does waive, any right to a trial by jury. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive understands that nothing in this agreement to arbitrate requires Executive to arbitrate claims that cannot be arbitrated under the Sarbanes-Oxley Act or other law that expressly prohibits arbitration of a claim notwithstanding the application of the FAA.

B. Administration of Arbitration. Executive agrees that any arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Employment Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from the Company. If the JAMS Employment Rules cannot be enforced as to the arbitration, then the parties agree that they will arbitrate this dispute utilizing the JAMS Comprehensive Arbitration Rules and Procedures or such rules as the arbitrator may deem most appropriate for the dispute (the rules under which the arbitration is administered, whether the JAMS Employment Rules or otherwise, are referred to herein as the “JAMS Rules”). In the event of any conflict between the terms of this arbitration agreement and the JAMS Rules, this arbitration agreement shall take precedence. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth for such motions under applicable law. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands and agrees that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS (and that the Company will have at least ninety (90) days from the date it receives an invoice from JAMS to pay such invoice), except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law that would have had jurisdiction over such complaint. Subject to the FAA’s exclusive applicability to the enforcement of this agreement to arbitrate, Executive agrees that the arbitrator shall administer and conduct any arbitration hearing or proceeding applying applicable law. Executive agrees that any arbitration under this agreement to arbitrate shall be conducted in the county in California where Executive was employed as of the earlier of Executive’s termination from employment or commencement of the arbitration, and the arbitrator shall consider the convenience to the parties in setting the location of the arbitration within such county.

C. Remedy. For purposes of seeking provisional remedies only, Executive agrees that the Company and Executive shall be entitled to pursue any provisional remedy permitted by the California Arbitration Act (California Code Civ. Proc. § 1281.8), or otherwise provided by this agreement to arbitrate. Except for such provisional relief, Executive agrees that any relief otherwise available to the Company or Executive under applicable law shall be pursued solely and exclusively in arbitration pursuant to the terms of this agreement to arbitrate.

D. Administrative Relief. Executive understands that this agreement to arbitrate does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the California Civil Rights Department, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board. This agreement to arbitrate does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law.

E. Voluntary Nature of Agreement; Enforcement. Executive acknowledges and agrees that Executive is executing this agreement to arbitrate voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement to arbitrate and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this agreement to arbitrate and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this agreement to arbitrate. This arbitration agreement is to be enforced to the maximum extent permitted by applicable law. Accordingly, Executive agrees that if a court or other body of competent jurisdiction finds that any provision or portion of this arbitration agreement is invalid or unenforceable, such provision or portion, as applicable, shall be enforced to the maximum extent permissible by applicable law or, if necessary, severed, and the remainder of the arbitration agreement will continue with full force and effect.

[Name of Executive]	[Company Representative Name] [Title]